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                                                                    Exhibit 99.1

               Stericycle Announces Repurchase of $8.9 Million of
                            Senior Subordinated Debt

     Lake Forest, Illinois, August 22, 2002--Stericycle, Inc. (NASDAQ:SRCL), the United States' leading provider of regulated medical waste management services, announced that on August 16 and August 21, 2002, it repurchased a total of $8.9 million in principal amount of its 12-3/8% senior subordinated notes due 2009. The repurchases were made at prevailing market prices in privately negotiated transactions with three note holders, two of which were investment funds associated with Bain Capital, LLC.

     In connection with these repurchases, Stericycle paid a premium of slightly over $1.0 million in addition to the principal amount of the notes. This premium will be recorded as a one-time interest expense during the quarter ending September 30, 2002.

     Stericycle's outstanding 12-3/8% senior subordinated notes may not be called for redemption prior to November 15, 2004. When the notes can be called, a premium is payable in connection with redemptions during the first three years in which the notes can be called for redemption. For redemptions during the first year, the premium is 6.2% of the principal amount redeemed.

     Stericycle's president and chief executive officer, Mark C. Miller, said, "We welcomed the opportunity that arose to repurchase $8.9 million of our senior subordinated notes. Our analysis showed that the repurchase of the notes provided what we considered an acceptable return on the use of our funds."

     Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs to healthcare companies nationwide, including hospitals, physician and dental offices, laboratories and clinics. Medical waste includes single-use disposables such as needles, syringes, gloves and other supplies that have been in contact with blood or other bodily fluids, as well as blood, blood products and other items that could harbor infectious agents.

     Safe Harbor Statement: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond the Company's control (for example, general economic conditions). The Company's actual results could differ significantly from the results described in the forward looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors identified in the Company's filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The Company makes no commitment to disclose any subsequent revisions to forward-looking statements.

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